Exhibit 99

PFIZER REPORTS THIRD-QUARTER 2013 RESULTS

▪	Third-Quarter 2013 Reported Revenues(1) of $12.6 Billion

▪	Third-Quarter 2013 Adjusted Diluted EPS(2) of $0.58 and Reported Diluted EPS(1) of $0.39

▪	Repurchased $3.8 Billion and $13.1 Billion of Common Stock in Third-Quarter and to Date in 2013, Respectively

▪	Narrowed Ranges for Certain 2013 Financial Guidance Components

NEW YORK, N.Y., Tuesday, October 29, 2013 – Pfizer Inc. (NYSE: PFE) reported financial results for third-quarter 2013.  As a result of the full disposition of Zoetis(3) on June 24, 2013, the financial results of the Animal Health business are reported as a discontinued operation in the condensed consolidated statements of income for year-to-date 2013, and third-quarter and year-to-date 2012.  Results and guidance are summarized below.

OVERALL RESULTS
($ in millions, except per share amounts)	Third-Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Reported Revenues(1)	$12,643	$12,953	(2%)	$38,026	$40,766	(7%)
Adjusted Income(2)	3,859	3,754	3%	11,602	12,358	(6%)
Adjusted Diluted EPS(2)	0.58	0.50	16%	1.65	1.64	1%
Reported Net Income(1)	2,590	3,208	(19%)	19,435	8,255	*
Reported Diluted EPS(1)	0.39	0.43	(9%)	2.77	1.09	*

* Calculation not meaningful.

BUSINESS UNIT(4) REVENUES
($ in millions) Favorable/(Unfavorable)	Third-Quarter				Year-to-Date
	2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.
Specialty Care	$3,349	$3,406	(2%)	(1%)	$9,891	$10,483	(6%)	(4%)
Primary Care	3,259	3,610	(10%)	(8%)	9,830	11,725	(16%)	(14%)
Emerging Markets	2,431	2,389	2%	5%	7,466	7,308	2%	5%
Established Products	2,296	2,383	(4%)	(1%)	7,033	7,865	(11%)	(8%)
Consumer Healthcare	788	780	1%	1%	2,399	2,276	5%	5%
Oncology	407	329	24%	26%	1,178	940	25%	28%
Other(5)	113	56	*	*	229	169	36%	36%
Total	$12,643	$12,953	(2%)	--	$38,026	$40,766	(7%)	(5%)

* Calculation not meaningful.

SELECTED ADJUSTED COSTS AND EXPENSES(2)
($ in millions) (Favorable)/Unfavorable	Third-Quarter				Year-to-Date
	2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$2,178	$2,213	(2%)	2%	$6,601	$6,806	(3%)	1%
Percent of Revenues(2)	17.3%	17.1%	N/A	N/A	17.4%	16.7%	N/A	N/A
SI&A Expenses(2)	3,351	3,441	(3%)	(1%)	10,079	10,753	(6%)	(5%)
R&D Expenses(2)	1,625	1,841	(12%)	(12%)	4,764	5,074	(6%)	(6%)
Total	$7,154	$7,495	(5%)	(3%)	$21,444	$22,633	(5%)	(3%)

Effective Tax Rate(2)	27.6%	28.0%			27.4%	28.4%

2013 FINANCIAL GUIDANCE(6)
The ranges for certain components of the financial guidance have been narrowed as set forth below.

Adjusted Revenues(2)	$50.8 to $51.8 billion (previously $50.8 to $52.8 billion)
Adjusted Cost of Sales(2) as a Percentage of Adjusted Revenues(2)	18.0% to 18.5% (previously 18.0% to 19.0%)
Adjusted SI&A Expenses(2)	$14.2 to $14.7 billion (previously $14.2 to $15.2 billion)
Adjusted R&D Expenses(2)	$6.3 to $6.6 billion (previously $6.1 to $6.6 billion)
Adjusted Other (Income)/Deductions(2)	Approximately $400 million (previously approximately $800 million)
Effective Tax Rate on Adjusted Income(2)	Approximately 28.0%
Reported Diluted EPS(1)	$3.05 to $3.15 (previously $3.07 to $3.22)
Adjusted Diluted EPS(2)	$2.15 to $2.20 (previously $2.10 to $2.20)

EXECUTIVE COMMENTARY

Ian Read, Chairman and Chief Executive Officer, stated, “Overall, I am very pleased with our continued and steady progress, on many fronts, to drive greater value for our shareholders.  We continue to generate solid financial results on an operational basis, despite the impact of product losses of exclusivity and the ongoing expiration of the Spiriva collaboration in certain countries as well as the challenging operating environment.  Within our innovative businesses, during third-quarter 2013, revenues from our Oncology business increased 26% operationally due to the continued strong performance of new products, primarily Inlyta and Xalkori in several major markets.  In addition, other key patent-protected products performed well operationally, notably Lyrica, which grew 11%, and Celebrex, which grew 13%.  With regard to recently launched products, Eliquis prescription trends continue to improve, and we recently began our direct-to-consumer campaign in the U.S.; in addition, Xeljanz continues to perform in line with our expectations.”

 “Over the next several months, we expect to report key clinical data read-outs that will more clearly characterize the strength of our late-stage pipeline.  These data read-outs will be across a broad range of both additional indications for currently marketed products and novel compounds, including Prevnar 13 in adults, Xeljanz (psoriasis), dacomitinib, palbociclib, and the staphylococcus aureus vaccine, among others.  In addition, we have just initiated a phase 3 program for bococizumab (RN316), our PCSK9 inhibitor for LDL cholesterol reduction, and are initiating a phase 3 program with our collaboration partner Merck for ertugliflozin, our SGLT2 inhibitor for the treatment of type 2 diabetes.  We also plan to begin a phase 3 program for our biosimilar of Herceptin for metastatic breast cancer in the next few months.  In addition, we are planning to continue development of tanezumab for the treatment of osteoarthritis, chronic low back pain and cancer pain, and have just entered into a collaboration agreement with Eli Lilly & Company to jointly develop and globally commercialize tanezumab,” Mr. Read concluded.

Frank D’Amelio, Chief Financial Officer, stated, “For the first nine months of 2013, our financial performance has been in line with our expectations.  Given these results and our continued confidence in the business, we are narrowing the ranges for certain components of our 2013 financial guidance.  Also, with our continued strong operating cash flow and proceeds generated from the separations of our Nutrition and Animal Health businesses, we continue to expect to repurchase in the mid-teens of billions of dollars of our common stock this year, with $13.1 billion repurchased through October 28.  Additionally, we will pay approximately $6.5 billion in dividends.”

QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2013 vs. Third-Quarter 2012)

▪
Reported revenues(1) decreased $310 million, or 2%, which reflects an operational decline of $38 million, or less than 1%, and the unfavorable impact of foreign exchange of $272 million, or 2%.  The operational decrease was primarily the result of the continued erosion for branded Lipitor in the U.S., developed Europe and certain other markets.  Additionally, revenues were negatively impacted by other product losses of exclusivity, the ongoing expiration of the Spiriva collaboration in certain countries, decreased government purchases of Prevnar and Enbrel in certain emerging markets, and various other events.  Revenues were positively impacted by the overall growth of Lyrica, Enbrel, Inlyta and Xalkori, as well as Celebrex and Xeljanz in the U.S.  In addition, reported revenues(1) included $67 million from the transitional manufacturing and supply agreements with Zoetis(3).

▪	Business unit revenues were impacted by the following:

-
Specialty Care:  Revenues declined 1% operationally, primarily due to the shift in the reporting of Geodon and Revatio revenues in the U.S. and Xalabrands revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013, which was largely offset by the growth of Enbrel, as well as Prevnar and Xeljanz in the U.S.

-
Primary Care:  Revenues decreased 8% operationally, primarily due to the shift in the reporting of Lipitor revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013, as well as certain other product losses of exclusivity in various markets, including Viagra in most major markets in Europe in June 2013 and Lyrica in Canada in February 2013, and the termination of the co-promotion agreement for Aricept in Japan in December 2012.  Additionally, in the U.S. and certain European countries, the co-promotion collaboration for Spiriva is in its final year, which, per the terms of the collaboration agreement, has resulted in a decline in Pfizer’s share of Spiriva revenues; and in Australia, Canada and certain other European countries, the Spiriva collaboration has terminated.  These declines were partially offset by the strong performance of Celebrex, Chantix, EpiPen, Premarin and Pristiq in the U.S. as well as Lyrica.

-
Emerging Markets:  Revenues grew 5% operationally, primarily due to volume growth in China, most notably Lipitor, which was partially offset by the impact of the transfer of certain product rights to the Pfizer-Hisun joint venture in first-quarter 2013.  Revenues were also negatively impacted by decreased government purchases of Prevnar and Enbrel, as well as government cost-containment measures, in certain other emerging markets.  Full-year 2013 operational revenue growth in emerging markets is expected to be a mid-single-digit percentage.

-
Established Products:  Revenues decreased 1% operationally.  This performance was driven by the benefit of revenues from products in certain markets that were shifted to the Established Products unit from other business units beginning January 1, 2013, including Lipitor in developed Europe and Australia, as well as the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan.  Revenues were unfavorably impacted by the continued erosion of branded Lipitor in the U.S. and Japan.

-
Consumer Healthcare:  Revenues increased 1% operationally, primarily due to strong international growth for Centrum as a result of several recent product launches and increased promotional activities in key markets, as well as growth of Emergen-C in the U.S. due to expanded distribution and promotional activities.  This growth was partially offset by declines in sales of respiratory and other products in certain international markets due to unfavorable seasonal conditions compared with the year-ago quarter.

-
Oncology:  Revenues increased 26% operationally, driven by the continued solid uptake of new products, most notably Inlyta and Xalkori in several major markets.  Inlyta’s market share continues to increase as patient feedback has been positive both in terms of efficacy and tolerability, and as pricing and reimbursement are being granted in developed Europe.  Xalkori prescriptions and new patient starts also continue to increase, driven by initiatives established to improve molecular testing and identify the appropriate patients for this medicine.

▪
Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate decreased $341 million, or 5%, primarily reflecting the benefits of cost-reduction and productivity initiatives, the non-recurrence of the $250 million payment included in adjusted R&D expenses(2) in the year-ago quarter to obtain the exclusive global over-the-counter rights to Nexium, and the favorable impact of foreign exchange, partially offset by adjusted SI&A expenses(2) to support several new product launches.  The increase in Adjusted cost of sales(2) on an operational basis compared with the same period last year reflects a shift in product mix.

▪
The effective tax rate on adjusted income(2)  declined 0.4 percentage point to 27.6% from 28.0%.  This decline was primarily due to the jurisdictional mix of earnings and the extension of the U.S. research and development tax credit that was signed into law in January 2013, partially offset by the non-recurrence of favorable audit settlements with foreign jurisdictions for multiple years in the year-ago quarter.

▪
The diluted weighted-average shares outstanding declined by approximately 852 million shares, due to the company’s ongoing share repurchase program and the first full-quarter impact of the Zoetis(3) exchange offer, which was completed on June 24, 2013.

▪
In addition to the aforementioned factors, third-quarter 2013 reported earnings were favorably impacted by lower charges related to legal matters, lower acquisition-related costs and lower purchase accounting adjustments.   Reported earnings were unfavorably impacted by an increased effective tax rate, increased asset impairments and other related charges as well as the non-recurrence of the income from discontinued operations attributable to the company’s Animal Health and Nutrition businesses in the year-ago quarter.  The effective tax rate on reported income(1) increased in third-quarter 2013 in comparison with the year-ago quarter primarily due to the non-recurrence of favorable settlements in the year-ago quarter with the U.S. Internal Revenue Service, as well as foreign jurisdictions, related to audits for multiple tax years.

RECENT NOTABLE DEVELOPMENTS

Product Developments

▪	Prevnar

-
Pfizer announced the completion of pneumonia case accrual in the Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA) 65 years of age and older, which was designed to evaluate whether Prevnar 13  is effective in preventing community-acquired pneumonia caused by the 13 pneumococcal serotypes included in the vaccine.  The top-line results are expected to be reported in early 2014.

-
The European Commission (EC) approved Prevnar 13 for an expanded indication to include adults aged 18 to 49 years for active immunization for the prevention of invasive disease caused by vaccine-type Streptococcus pneumoniae.  The EC is the first regulatory authority to approve Prevnar 13 to offer protection against invasive disease at all stages of life.

▪	Xeljanz

-
The phase 3 Xeljanz psoriasis program continues to progress.  The top-line results were announced from the first two (OPT Compare and OPT Retreatment) of five phase 3 clinical trials in adults with moderate-to-severe chronic plaque psoriasis.  In OPT Compare, Xeljanz met the primary endpoint of non-inferiority to high-dose Enbrel at the 10 mg twice-daily (BID) dose, but did not at the 5 mg BID dose.  In OPT Retreatment, Xeljanz met the primary efficacy endpoints at the 5 and 10 mg BID doses by demonstrating that a greater proportion of patients continuing Xeljanz treatment maintained their response during the treatment-withdrawal phase compared to patients who switched to placebo.  Additionally, among patients who lost an adequate response, many were able to recapture their response upon retreatment with Xeljanz.  No new safety signals were observed in these two studies.

-
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) confirmed its prior negative opinion for Xeljanz for the treatment of adult patients with moderate-to-severe active RA.  The company is currently evaluating the feedback from the CHMP, will determine next steps to resubmit a Marketing Authorization Application to the EMA and anticipates that this will result in a several-year delay.

▪
Eliquis -- The U.S. Food and Drug Administration (FDA) accepted for review a supplemental new drug application for Eliquis for the prophylaxis of deep vein thrombosis, which may lead to pulmonary embolism, in adult patients who have undergone hip or knee replacement surgery.  The PDUFA date for a decision by the FDA is March 15, 2014.

▪
Duavee -- The FDA has approved Duavee (0.45 mg/20 mg tablets), a novel therapy for women with a uterus, for the treatment of moderate-to-severe vasomotor symptoms associated with menopause and the prevention of postmenopausal osteoporosis.  Duavee is expected to be available in the U.S. in first-quarter 2014.

Pipeline Developments

▪
Palbociclib -- A phase 3 trial (Study 1023, PALOMA-3) in advanced recurrent breast cancer recently began enrolling patients.  This is a randomized global study that will evaluate palbociclib in combination with fulvestrant versus placebo plus fulvestrant in prolonging investigator-assessed, progression-free survival in women with hormone receptor positive (HR+), human epidermal growth factor receptor 2 negative (HER2-) advanced breast cancer whose disease has progressed after prior endocrine therapy.

▪
Bococizumab (RN316) -- The phase 3 program was initiated for the PCSK9 monoclonal antibody to lower LDL cholesterol.  This is a global program in more than 22,000 patients, which includes multiple lipid-lowering studies as well as two cardiovascular outcomes studies.  This program includes the broadest range of high-risk patients including a focus on patients in greatest need of LDL-lowering.

▪	Ertugliflozin -- Pfizer in collaboration with Merck is initiating a phase 3 program for the SGLT2 inhibitor for the treatment of type 2 diabetes.

▪
Tanezumab -- Pfizer is planning to continue development of tanezumab for the treatment of osteoarthritis, chronic low back pain and cancer pain, and has just entered into a collaboration agreement with Eli Lilly & Company to jointly develop and globally commercialize tanezumab, which provides that Pfizer and Lilly will equally share product development expenses as well as potential revenues and certain product-related costs. The tanezumab program currently is subject to a partial clinical hold by the FDA pending submission of nonclinical data to the FDA.  Pfizer anticipates submitting that data in the first half of 2014.  Under the agreement with Lilly, Pfizer is eligible to receive certain payments from Lilly upon the achievement of specified clinical, regulatory and commercial milestones, including an upfront payment that is contingent upon the parties continuing in the collaboration after receipt of the FDA’s response to the submission of the nonclinical data.  Both Pfizer and Lilly have the right to terminate the agreement under certain conditions.

Other Developments

▪
Pfizer announced plans to internally separate its commercial operations into three businesses, which will be called the Global Innovative Pharmaceutical business, the Global Vaccines, Oncology and Consumer Healthcare business, and the Global Established Pharmaceutical business.  Each of the three businesses will include developed markets and emerging markets.  In most countries, the changes will be implemented in fiscal 2014.  Beginning with first-quarter 2014 financial results, the company will provide greater financial transparency for each of these three businesses, which will include a 2014 baseline management view of profit and loss for each business.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
“Reported Revenues” is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP).  “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP.  “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
“Adjusted Income” and its components and “Adjusted Diluted Earnings Per Share (EPS)” are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2013 and 2012, as well as reconciliations of full-year 2013 guidance for adjusted income and adjusted diluted EPS to full-year 2013 guidance for reported net income(1) and reported diluted EPS(1).  The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
On June 24, 2013, Pfizer completed the full disposition of Zoetis, Inc. (Zoetis) and, as a result, Pfizer reports the financial results of its Animal Health business as a discontinued operation in the condensed consolidated statements of income for year-to date 2013, and third-quarter and year-to-date 2012.

(4)
For a description of the revenues in each business unit, see Note 13 to Pfizer’s condensed consolidated financial statements included in Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013.

(5)
Other represents revenues generated from Pfizer CentreSource, Pfizer’s contract manufacturing and bulk pharmaceutical chemical sales organization, and includes, in 2013, revenues related to our transitional manufacturing and supply agreements with Zoetis(3).

(6)	The 2013 financial guidance reflects the following:

▪
The financial results of the Animal Health business from January 1, 2013 to June 24, 2013, as well as the gain on disposal of Zoetis(3), are presented as a discontinued operation.  As a result, they have been excluded from all components of the financial guidance except Reported Net Income(1) and Reported Diluted EPS(1).  Reported Net Income(1) and Reported Diluted EPS(1) guidance includes the gain on disposal of Zoetis(3), as well as the financial results of the Animal Health business as follows:

-	January 1, 2013 to February 6, 2013: 100% of Zoetis(3) financial results are included

-	February 7, 2013 to June 24, 2013: 80.2% of Zoetis(3) financial results are included; 19.8% of Zoetis(3) financial results are excluded, as this interest in Zoetis(3) was no longer owned by Pfizer

-	June 24, 2013 through December 31, 2013: no actual or projected financial results of Zoetis(3) are included

In addition, revenues and cost of sales from the transitional manufacturing and supply agreements with Zoetis(3) have been excluded from the applicable Adjusted components of the financial guidance.

▪
The weighted-average shares outstanding used in the computation of Adjusted(2) and Reported(1) Diluted EPS guidance reflects the reduction in shares of Pfizer’s outstanding common stock as a result of the Zoetis(3) exchange offer.  Since this reduction occurred on June 24, 2013, Adjusted(2) and Reported(1) Diluted EPS guidance reflects only a partial-year benefit.

▪
Reported Diluted EPS(1) guidance includes the income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S.

▪	Does not assume the completion of any business development transactions not completed as of September 29, 2013, including any one-time upfront payments associated with such transactions.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of September 29, 2013.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through September 29, 2013 and the mid-October 2013 exchange rates for the remainder of the year.

▪
Reconciliation of the 2013 Adjusted Income(2) and Adjusted Diluted EPS(2) guidance to the 2013 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$14.8 - $15.2	$2.15 - $2.20
Purchase accounting impacts of transactions completed as of September 29, 2013	(3.3)	(0.49)
Acquisition-related costs	(0.4 - 0.5)	(0.06 - 0.07)
Non-acquisition-related restructuring costs	(0.6 - 0.8)	(0.09 - 0.13)
Certain other items incurred through September 29, 2013	0.3	0.04
Discontinued operations	10.7	1.55
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$21.2 - $21.9	$3.05 - $3.15

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Suzanne Harnett	212.733.8009

PFIZER INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2013	2012	(Decr.)	2013	2012	(Decr.)
Revenues	$12,643	$12,953	(2)	$38,026	$40,766	(7)
Costs and expenses:
Cost of sales(2)	2,287	2,309	(1)	6,792	7,068	(4)
Selling, informational and administrative expenses(2)	3,395	3,491	(3)	10,203	10,834	(6)
Research and development expenses(2)	1,627	1,887	(14)	4,867	5,461	(11)
Amortization of intangible assets(3)	1,117	1,211	(8)	3,476	3,889	(11)
Restructuring charges and certain acquisition-related costs	233	312	(25)	547	1,085	(50)
Other (income)/deductions––net(4)	411	937	(56)	(514)	3,264	*
Income from continuing operations before provision
for taxes on income	3,573	2,806	27	12,655	9,165	38
Provision/(benefit) for taxes on income(5)	985	(183)	*	3,876	1,622	*
Income from continuing operations	2,588	2,989	(13)	8,779	7,543	16
Discontinued operations––net of tax	11	225	(95)	10,719	734	*
Net income before allocation to noncontrolling interests	2,599	3,214	(19)	19,498	8,277	*
Less: Net income attributable to noncontrolling interests	9	6	50	63	22	*
Net income attributable to Pfizer Inc.	$2,590	$3,208	(19)	$19,435	$8,255	*
Earnings per common share––basic:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.39	$0.40	(3)	$1.26	$1.00	26
Discontinued operations––net of tax	-	0.03	*	1.54	0.10	*
Net income attributable to Pfizer Inc. common shareholders	$0.39	$0.43	(9)	$2.80	$1.10	*
Earnings per common share––diluted:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.39	$0.40	(3)	$1.25	$1.00	25
Discontinued operations––net of tax	-	0.03	*	1.52	0.10	*
Net income attributable to Pfizer Inc. common shareholders	$0.39	$0.43	(9)	$2.77	$1.09	*
Weighted-average shares used to calculate earnings per common share:
Basic	6,581	7,436		6,938	7,483
Diluted	6,656	7,508		7,016	7,550

* Calculation not meaningful.

See next page for notes (1) through (5).

EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and nine months ended September 29, 2013 and September 30, 2012. Subsidiaries operating outside the United States are included for the three and nine months ended August 25, 2013 and August 26, 2012.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis) and recognized a gain of approximately $10.5 billion (pre-tax) related to this disposal in Discontinued operations––net of tax for the nine months ended September 29, 2013. The operating results of this business are reported as Discontinued operations––net of tax for the nine months ended September 29, 2013 and three and nine months ended September 30, 2012.

On November 30, 2012, we completed the sale of our Nutrition business. The operating results of this business are reported as Discontinued operations––net of tax for the three and nine months ended September 30, 2012.

The financial results for the three and nine months ended September 29, 2013 are not necessarily indicative of the results which could ultimately be achieved for the full year.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in  Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(4)	Other (income)/deductions––net include the following:

	Third-Quarter		Nine Months
(millions of dollars)	2013	2012	2013	2012
Interest income(a)	$(94)	$(109)	$(291)	$(275)
Interest expense(a)	340	381	1,067	1,149
Net interest expense	246	272	776	874
Royalty-related income	(122)	(149)	(305)	(343)
Patent litigation settlement (income)/expense(b)	9	-	(1,342)	-
Other legal matters, net(c)	1	727	(94)	2,014
Gain associated with the transfer of certain product rights to
an equity-method investment(d)	-	-	(459)	-
Net gain on asset disposals	(46)	(21)	(100)	(45)
Certain asset impairments and related charges(e)	443	14	968	524
Costs associated with the Zoetis IPO(f)	-	32	18	93
Other, net	(120)	62	24	147
Other (income)/deductions––net	$411	$937	$(514)	$3,264

(a)
Interest income decreased in the third quarter of 2013 as portfolio maturities were invested at lower rates; however, during the first nine months of 2013, interest income increased due to higher cash and investment balances.  Interest expense decreased in the third quarter and first nine months of 2013 due to lower outstanding debt, refinancings and lower rates, and the benefit of the conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
Reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the United States.

(c)
In the first nine months of 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter. In the third quarter of 2012, primarily includes a $491 million charge related to the resolution of an investigation by the U.S. Department of Justice into Wyeth's historical promotional practices in connection with Rapamune.  In the first nine months of 2012, primarily includes the aforementioned $491 million charge related to Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges for hormone-replacement therapy litigation.

(d)	In the first nine months of 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

(e)
In the third quarter of 2013, primarily includes a loss on an option to acquire the remaining interest in a 40%-owned generics company in Brazil (approximately $220 million), as well as an impairment charge related to an in-process research and development (IPR&D) compound. In the first nine months of 2013, also includes impairment charges related to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth and two additional IPR&D compounds. In the first nine months of 2012, primarily includes impairment charges related to certain intangible assets acquired in connection with our acquisitions of Wyeth and King Pharmaceuticals Inc. (King), including IPR&D intangible assets.

(f)	Costs incurred in connection with the initial public offering (IPO) of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

(5)
The Provision/(benefit) for taxes on income for the third quarter and first nine months of 2012 was favorably impacted by a $1.1 billion settlement (representing tax and interest) with the U.S. Internal Revenue Service (IRS) related to audits for multiple tax years, as well as the resolution of foreign audits pertaining to multiple tax years.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 29, 2013
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$12,643	$-	$-	$-	$(67)	$12,576
Cost of sales(5)	2,287	(4)	(18)	-	(87)	2,178
Selling, informational and administrative expenses(5)	3,395	(1)	-	-	(43)	3,351
Research and development expenses(5)	1,627	(1)	-	-	(1)	1,625
Amortization of intangible assets(6)	1,117	(1,075)	-	-	-	42
Restructuring charges and certain acquisition-related costs	233	-	(43)	-	(190)	-
Other (income)/deductions––net	411	121	-	-	(490)	42
Income from continuing operations before provision for taxes on income	3,573	960	61	-	744	5,338
Provision/(benefit) for taxes on income	985	309	7	-	172	1,473
Income from continuing operations	2,588	651	54	-	572	3,865
Discontinued operations––net of tax	11	-	-	(11)	-	-
Net income attributable to noncontrolling interests	9	-	-	(3)	-	6
Net income attributable to Pfizer Inc.	2,590	651	54	(8)	572	3,859
Earnings per common share attributable to Pfizer Inc.––diluted	0.39	0.10	0.01	-	0.09	0.58

	Nine Months Ended September 29, 2013
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$38,026	$-	$-	$-	$(67)	$37,959
Cost of sales(5)	6,792	16	(101)	-	(106)	6,601
Selling, informational and administrative expenses(5)	10,203	5	(8)	-	(121)	10,079
Research and development expenses(5)	4,867	1	-	-	(104)	4,764
Amortization of intangible assets(6)	3,476	(3,352)	-	-	-	124
Restructuring charges and certain acquisition-related costs	547	-	(155)	-	(392)	-
Other (income)/deductions––net	(514)	43	-	-	836	365
Income from continuing operations before provision for taxes on income	12,655	3,287	264	-	(180)	16,026
Provision/(benefit) for taxes on income	3,876	941	(42)	-	(376)	4,399
Income from continuing operations	8,779	2,346	306	-	196	11,627
Discontinued operations––net of tax	10,719	-	-	(10,719)	-	-
Net income attributable to noncontrolling interests	63	-	-	(38)	-	25
Net income attributable to Pfizer Inc.	19,435	2,346	306	(10,681)	196	11,602
Earnings per common share attributable to Pfizer Inc.––diluted	2.77	0.33	0.04	(1.52)	0.03	1.65

See end of tables for notes (1) through (6).

Certain amounts may reflect rounding adjustments.

EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 30, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$12,953	$-	$-	$-	$-	$12,953
Cost of sales(5)	2,309	3	(75)	-	(24)	2,213
Selling, informational and administrative expenses(5)	3,491	(2)	(2)	-	(46)	3,441
Research and development expenses(5)	1,887	1	-	-	(47)	1,841
Amortization of intangible assets(6)	1,211	(1,173)	-	-	-	38
Restructuring charges and certain acquisition-related costs	312	-	(160)	-	(152)	-
Other (income)/deductions––net	937	44	-	-	(783)	198
Income from continuing operations before provision for taxes on income	2,806	1,127	237	-	1,052	5,222
Provision/(benefit) for taxes on income	(183)	324	43	-	1,278	1,462
Income from continuing operations	2,989	803	194	-	(226)	3,760
Discontinued operations––net of tax	225	-	-	(225)	-	-
Net income attributable to noncontrolling interests	6	-	-	-	-	6
Net income attributable to Pfizer Inc.	3,208	803	194	(225)	(226)	3,754
Earnings per common share attributable to Pfizer Inc.––diluted	0.43	0.11	0.03	(0.03)	(0.03)	0.50

	Nine Months Ended September 30, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$40,766	$-	$-	$-	$-	$40,766
Cost of sales(5)	7,068	(6)	(205)	-	(51)	6,806
Selling, informational and administrative expenses(5)	10,834	3	(7)	-	(77)	10,753
Research and development expenses(5)	5,461	4	(5)	-	(386)	5,074
Amortization of intangible assets(6)	3,889	(3,726)	-	-	-	163
Restructuring charges and certain acquisition-related costs	1,085	-	(421)	-	(664)	-
Other (income)/deductions––net	3,264	12	-	-	(2,606)	670
Income from continuing operations before provision for taxes on income	9,165	3,713	638	-	3,784	17,300
Provision/(benefit) for taxes on income	1,622	1,014	156	-	2,128	4,920
Income from continuing operations	7,543	2,699	482	-	1,656	12,380
Discontinued operations––net of tax	734	-	-	(734)	-	-
Net income attributable to noncontrolling interests	22	-	-	-	-	22
Net income attributable to Pfizer Inc.	8,255	2,699	482	(734)	1,656	12,358
Earnings per common share attributable to Pfizer Inc.––diluted	1.09	0.36	0.06	(0.10)	0.22	1.64

See end of tables for notes (1) through (6).

Certain amounts may reflect rounding adjustments.

EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)
The financial statements present the three and nine months ended September 29, 2013 and September 30, 2012. Subsidiaries operating outside the United States are included for the three and nine months ended August 25, 2013 and August 26, 2012.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis) and recognized a gain of approximately $10.5 billion (pre-tax) related to this disposal in Discontinued operations––net of tax for the nine months ended September 29, 2013. The operating results of this business are reported as Discontinued operations––net of tax for the nine months ended September 29, 2013 and three and nine months ended September 30, 2012.

On November 30, 2012, we completed the sale of our Nutrition business. The operating results of this business are reported as  Discontinued operations––net of tax for the three and nine months ended September 30, 2012.

(2)	Acquisition-related costs include the following:

	Third-Quarter		Nine Months
(millions of dollars)	2013	2012	2013	2012

Integration costs(a)	$38	$79	$107	$279
Restructuring charges(a)	5	81	48	142
Additional depreciation––asset restructuring(b)	18	77	109	217
Total acquisition-related costs––pre-tax	61	237	264	638
Income taxes(c)	(7)	(43)	42	(156)
Total acquisition-related costs––net of tax	$54	$194	$306	$482

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. All of these costs and charges are included in  Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for the three months ended September 29, 2013. Included in Cost of sales ($101 million) and Selling, informational and administrative expenses ($8 million) for the nine months ended September 29, 2013. Included in Cost of sales ($75 million) and Selling, informational and administrative expenses ($2 million) for the three months ended September 30, 2012. Included in Cost of sales ($205 million), Selling, informational and administrative expenses ($7 million) and Research and development expenses ($5 million) for the nine months ended September 30, 2012.

(c)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first nine months of 2013 also includes the unfavorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(3)	Certain significant items include the following:

	Third-Quarter		Nine Months
(millions of dollars)	2013	2012	2013	2012

Restructuring charges(a)	$190	$152	$392	$664
Implementation costs and additional depreciation––asset restructuring(b)	72	111	270	485
Patent litigation settlement (income)/expense(c)	9	-	(1,342)	-
Other legal matters, net(d)	1	723	(99)	1,981
Gain associated with the transfer of certain product rights to an equity-method investment(e)	-	-	(459)	-
Certain asset impairments and related charges(f)	440	17	929	506
Costs associated with the Zoetis IPO(g)	-	32	18	93
Income associated with the transitional manufacturing and supply agreements with Zoetis(h)	(10)	-	(10)	-
Other(i)	42	17	121	55
Total certain significant items––pre-tax	744	1,052	(180)	3,784
Income taxes(j)	(172)	(1,278)	376	(2,128)
Total certain significant items––net of tax	$572	$(226)	$196	$1,656

(a)	Primarily related to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

(b)
Primarily related to our cost-reduction and productivity initiatives. Included in Cost of sales ($41 million), Selling, informational and administrative expenses ($30 million) and Research and development expenses ($1 million) for the three months ended September 29, 2013. Included in Cost of sales ($60 million), Selling, informational and administrative expenses ($106 million) and Research and development expenses ($104 million) for the nine months ended September 29, 2013. Included in Cost of sales ($18 million), Selling, informational and administrative expenses ($46 million) and Research and development expenses ($47 million) for the three months ended September 30, 2012. Included in Cost of sales ($22 million), Selling, informational and administrative expenses ($77 million) and Research and development expenses ($386 million) for the nine months ended September 30, 2012.

(c)
Included in Other (income)/deductions––net. In the first nine months of 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the United States.

(d)
Included in Other (income)/deductions––net. In the first nine months of 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter. In the third quarter of 2012, primarily includes a $491 million charge related to the resolution of an investigation by the U.S. Department of Justice into Wyeth's historical promotional practices in connection with Rapamune.  In the first nine months of 2012, primarily includes the aforementioned $491 million charge related to Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges for hormone-replacement therapy litigation.

(e)
Included in Other (income)/deductions––net. In the first nine months of 2013, represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

(f)
Primarily included in Other (income)/deductions––net. In the third quarter of 2013, primarily includes a loss on an option to acquire the remaining interest in a 40%-owned generics company in Brazil (approximately $220 million), as well as an impairment charge related to an IPR&D compound. In the first nine months of 2013, also includes impairment charges related to developed technology (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth and two additional IPR&D compounds. In the first nine months of 2012, primarily includes impairment charges related to certain intangible asset acquired in connection with our acquisitions of Wyeth and King, including IPR&D intangible assets.

(g)
Included in Other (income)/deductions––net. Costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis.  Includes expenditures for banking, legal, accounting and similar services.

(h)	Included in Revenues ($67 million) and in Cost of sales ($57 million) for the three and nine months ended September 29, 2013.

(i)	Primarily included in Other (income)/deductions––net.

(j)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first nine months of 2013 were unfavorably impacted by the tax liability associated with the patent litigation settlement income, by the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China, as well as the non-deductibility of the loss on an option to acquire the remaining interest in a 40%-owned generics company in Brazil since we expect to retain the investment indefinitely. In the third quarter and first nine months of 2012, includes a settlement with the U.S. IRS related to audits for multiple tax years that favorably impacted GAAP Reported net income by $1.1 billion, representing tax and interest.

(4)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors.  Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies.  Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(5)	Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.

(6)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in  Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC.
REVENUES
THIRD QUARTER 2013 and 2012
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)

	2013	2012	% Change		2013	2012	% Change	2013	2012	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,643	$12,953	(2%)	-	$5,186	$5,174	-	$7,457	$7,779	(4%)	(1%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$11,742	$12,117	(3%)	(1%)	$4,747	$4,769	-	$6,995	$7,348	(5%)	(1%)
Lyrica	1,135	1,036	10%	11%	509	430	18%	626	606	3%	6%
Prevnar family	959	949	1%	3%	469	440	7%	490	509	(4%)	(1%)
Enbrel (Outside the U.S. and Canada)	932	893	4%	6%	-	-	-	932	893	4%	6%
Celebrex	752	676	11%	13%	508	438	16%	244	238	3%	8%
Lipitor	533	749	(29%)	(27%)	78	192	(59%)	455	557	(18%)	(16%)
Viagra	460	517	(11%)	(11%)	294	287	2%	166	230	(28%)	(27%)
Zyvox	319	328	(3%)	(1%)	165	158	4%	154	170	(9%)	(6%)
Norvasc	303	319	(5%)	2%	11	13	(15%)	292	306	(5%)	3%
Sutent	278	294	(5%)	(5%)	85	82	4%	193	212	(9%)	(8%)
Premarin family	276	262	5%	6%	254	237	7%	22	25	(12%)	6%
BeneFIX	213	201	6%	7%	101	96	5%	112	105	7%	8%
Genotropin	183	212	(14%)	(9%)	45	59	(24%)	138	153	(10%)	(3%)
Vfend	193	187	3%	5%	18	21	(14%)	175	166	5%	8%
Pristiq	173	152	14%	15%	134	120	12%	39	32	22%	25%
Chantix/Champix	154	146	5%	9%	82	62	32%	72	84	(14%)	(9%)
Detrol/Detrol LA	131	176	(26%)	(24%)	89	112	(21%)	42	64	(34%)	(30%)
Xalatan/Xalacom	140	181	(23%)	(17%)	8	9	(11%)	132	172	(23%)	(17%)
ReFacto AF/Xyntha	148	150	(1%)	(3%)	29	28	4%	119	122	(2%)	(4%)
Medrol	107	113	(5%)	(4%)	31	24	29%	76	89	(15%)	(13%)
Zoloft	116	129	(10%)	(2%)	14	17	(18%)	102	112	(9%)	1%
Effexor	96	107	(10%)	(11%)	36	37	(3%)	60	70	(14%)	(15%)
Zosyn/Tazocin	104	109	(5%)	(3%)	47	39	21%	57	70	(19%)	(17%)
Zithromax/Zmax	84	89	(6%)	1%	3	3	-	81	86	(6%)	-
Tygacil	92	82	12%	12%	38	37	3%	54	45	20%	20%
Relpax	83	92	(10%)	(9%)	49	56	(13%)	34	36	(6%)	(1%)
Fragmin	83	91	(9%)	(10%)	2	11	(82%)	81	80	1%	(1%)
Rapamune	91	92	(1%)	-	55	49	12%	36	43	(16%)	(15%)
EpiPen	85	67	27%	28%	67	52	29%	18	15	20%	28%
Revatio	75	135	(44%)	(44%)	18	78	(77%)	57	57	-	2%
Sulperazon	78	62	26%	26%	-	-	-	78	62	26%	26%
Cardura	70	79	(11%)	(5%)	1	2	(50%)	69	77	(10%)	(5%)
Inlyta	83	29	186%	*	42	28	50%	41	1	*	*
Xanax XR	69	66	5%	5%	13	13	-	56	53	6%	5%
Xalkori	73	38	92%	92%	35	24	46%	38	14	171%	164%
Toviaz	57	52	10%	10%	31	29	7%	26	23	13%	17%
Aricept(b)	52	71	(27%)	(25%)	-	-	-	52	71	(27%)	(25%)
Caduet	52	68	(24%)	(14%)	5	13	(62%)	47	55	(15%)	(6%)
Inspra	53	51	4%	5%	1	1	-	52	50	4%	4%
Diflucan	59	61	(3%)	(1%)	1	1	-	58	60	(3%)	(2%)
Somavert	56	49	14%	11%	13	12	8%	43	37	16%	11%
Neurontin	50	52	(4%)	(2%)	12	12	-	38	40	(5%)	(2%)
Dalacin/Cleocin	50	74	(32%)	(30%)	15	40	(63%)	35	34	3%	9%
Xeljanz	35	-	*	*	34	-	*	1	-	*	*
Alliance revenues(c)	684	879	(22%)	(22%)	605	687	(12%)	79	192	(59%)	(57%)
All other biopharmaceutical products(d)	1,923	1,952	(1%)	3%	700	720	(3%)	1,223	1,232	(1%)	7%
All other established products(d)	1,455	1,352	8%	11%	514	398	29%	941	954	(1%)	4%
REVENUES FROM OTHER PRODUCTS:
CONSUMER HEALTHCARE	$788	$780	1%	1%	$396	$388	2%	$392	$392	-	-
OTHER(e)	$113	$56	*	*	$43	$17	*	$70	$39	79%	80%

* Calculation not meaningful.

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region.
Details for these regions are located on the following page.
(b)	Represents direct sales under license agreement with Eisai Co., Ltd.
(c)	Includes Enbrel (in the U.S. and Canada), Spiriva, Rebif, Aricept and Eliquis.
(d)	All other established products is a subset of All other biopharmaceutical products.
(e)	Other represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and includes, in 2013, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD QUARTER 2013 and 2012
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)

	2013	2012	% Change		2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,785	$2,804	(1%)	(5%)	$1,992	$2,386	(17%)	(3%)	$2,680	$2,589	4%	6%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$2,663	$2,672	-	(5%)	$1,901	$2,287	(17%)	(3%)	$2,431	$2,389	2%	5%
Lyrica	361	324	11%	7%	152	185	(18%)	(1%)	113	97	16%	18%
Prevnar family	164	161	2%	(3%)	116	133	(13%)	1%	210	215	(2%)	-
Enbrel (Outside Canada)	600	555	8%	3%	127	148	(14%)	2%	205	190	8%	15%
Celebrex	36	37	(3%)	(9%)	115	119	(3%)	9%	93	82	13%	15%
Lipitor	71	130	(45%)	(48%)	122	207	(41%)	(32%)	262	220	19%	19%
Viagra	54	92	(41%)	(43%)	36	48	(25%)	(18%)	76	90	(16%)	(16%)
Zyvox	81	73	11%	6%	35	37	(5%)	8%	38	60	(37%)	(29%)
Norvasc	25	27	(7%)	(15%)	115	150	(23%)	(7%)	152	129	18%	17%
Sutent	96	103	(7%)	(12%)	35	44	(20%)	(11%)	62	65	(5%)	(1%)
Premarin family	3	2	50%	(8%)	8	11	(27%)	(12%)	11	12	(8%)	-
BeneFIX	67	63	6%	3%	33	33	-	11%	12	9	33%	29%
Genotropin	65	71	(8%)	(13%)	47	56	(16%)	5%	26	26	-	8%
Vfend	74	68	9%	3%	38	42	(10%)	9%	63	56	13%	13%
Pristiq	-	-	-	-	25	22	14%	16%	14	10	40%	43%
Chantix/Champix	26	27	(4%)	(4%)	35	44	(20%)	(15%)	11	13	(15%)	4%
Detrol/Detrol LA	11	29	(62%)	(61%)	19	24	(21%)	(11%)	12	11	9%	5%
Xalatan/Xalacom	40	57	(30%)	(34%)	56	73	(23%)	(8%)	36	42	(14%)	(11%)
ReFacto AF/Xyntha	96	93	3%	(1%)	16	18	(11%)	(3%)	7	11	(36%)	(29%)
Medrol	22	21	5%	-	9	12	(25%)	(8%)	45	56	(20%)	(19%)
Zoloft	15	13	15%	14%	53	67	(21%)	(4%)	34	32	6%	6%
Effexor	22	26	(15%)	(20%)	16	18	(11%)	(17%)	22	26	(15%)	(7%)
Zosyn/Tazocin	8	10	(20%)	(25%)	4	3	33%	6%	45	57	(21%)	(16%)
Zithromax/Zmax	12	11	9%	4%	25	35	(29%)	(15%)	44	40	10%	14%
Tygacil	19	17	12%	5%	1	2	(50%)	(2%)	34	26	31%	31%
Relpax	17	17	-	(3%)	13	15	(13%)	(3%)	4	4	-	10%
Fragmin	45	45	-	(2%)	22	18	22%	13%	14	17	(18%)	(16%)
Rapamune	13	13	-	(13%)	4	5	(20%)	(8%)	19	25	(24%)	(18%)
EpiPen	-	-	-	-	18	15	20%	28%	-	-	-	-
Revatio	37	34	9%	5%	12	13	(8%)	10%	8	10	(20%)	(18%)
Sulperazon	-	-	-	-	7	9	(22%)	(4%)	71	53	34%	31%
Cardura	20	22	(9%)	(10%)	23	31	(26%)	(9%)	26	24	8%	4%
Inlyta	20	1	*	*	19	-	*	*	2	-	*	*
Xanax XR	23	22	5%	(1%)	9	10	(10%)	6%	24	21	14%	19%
Xalkori	18	5	*	*	13	8	63%	83%	7	1	*	*
Toviaz	21	17	24%	15%	3	3	-	51%	2	3	(33%)	3%
Aricept(d)	9	18	(50%)	(51%)	36	44	(18%)	(15%)	7	9	(22%)	(23%)
Caduet	2	3	(33%)	(9%)	35	37	(5%)	6%	10	15	(33%)	(33%)
Inspra	34	31	10%	2%	14	15	(7%)	11%	4	4	-	(2%)
Diflucan	13	14	(7%)	(12%)	8	10	(20%)	(5%)	37	36	3%	3%
Somavert	35	30	17%	10%	4	4	-	13%	4	3	33%	21%
Neurontin	11	14	(21%)	(21%)	9	10	(10%)	(6%)	18	16	13%	16%
Dalacin/Cleocin	8	7	14%	4%	5	7	(29%)	1%	22	20	10%	13%
Xeljanz	-	-	-	-	1	-	*	*	-	-	-	-
Alliance revenues(e)	26	53	(51%)	(54%)	44	128	(66%)	(62%)	9	11	(18%)	(14%)
All other biopharmaceutical products(f)	343	316	9%	2%	364	374	(3%)	19%	516	542	(5%)	(1%)
All other established products(f)	250	247	1%	1%	277	270	3%	3%	414	437	(5%)	(2%)
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL	$122	$132	(8%)	(6%)	$91	$99	(8%)	(10%)	$249	$200	25%	26%

* Calculation not meaningful.

(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.
(d)	Represents direct sales under license agreement with Eisai Co., Ltd.
(e)	Includes Enbrel (in Canada), Spiriva, Aricept and Eliquis.
(f)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
REVENUES
NINE MONTHS 2013 and 2012
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)

	2013	2012	% Change		2013	2012	% Change	2013	2012	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$38,026	$40,766	(7%)	(5%)	$15,190	$16,011	(5%)	$22,836	$24,755	(8%)	(5%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$35,398	$38,321	(8%)	(6%)	$14,002	$14,899	(6%)	$21,396	$23,422	(9%)	(5%)
Lyrica	3,335	3,026	10%	12%	1,438	1,229	17%	1,897	1,797	6%	9%
Prevnar family	2,855	3,028	(6%)	(4%)	1,336	1,423	(6%)	1,519	1,605	(5%)	(3%)
Enbrel (Outside the U.S. and Canada)	2,769	2,780	-	2%	-	-	-	2,769	2,780	-	2%
Celebrex	2,120	1,969	8%	9%	1,409	1,266	11%	711	703	1%	6%
Lipitor	1,704	3,364	(49%)	(48%)	335	871	(62%)	1,369	2,493	(45%)	(43%)
Viagra	1,405	1,498	(6%)	(6%)	819	822	-	586	676	(13%)	(12%)
Zyvox	1,007	996	1%	3%	511	490	4%	496	506	(2%)	2%
Norvasc	917	1,001	(8%)	(3%)	31	38	(18%)	886	963	(8%)	(2%)
Sutent	892	913	(2%)	(1%)	261	255	2%	631	658	(4%)	(2%)
Premarin family	793	797	(1%)	-	726	724	-	67	73	(8%)	(4%)
BeneFIX	619	577	7%	8%	298	272	10%	321	305	5%	7%
Genotropin	570	619	(8%)	(4%)	145	150	(3%)	425	469	(9%)	(4%)
Vfend	557	543	3%	5%	49	64	(23%)	508	479	6%	9%
Pristiq	516	461	12%	13%	402	365	10%	114	96	19%	22%
Chantix/Champix	486	496	(2%)	-	253	234	8%	233	262	(11%)	(7%)
Detrol/Detrol LA	437	576	(24%)	(23%)	297	362	(18%)	140	214	(35%)	(31%)
Xalatan/Xalacom	434	617	(30%)	(25%)	23	30	(23%)	411	587	(30%)	(26%)
ReFacto AF/Xyntha	433	420	3%	3%	89	79	13%	344	341	1%	-
Medrol	343	388	(12%)	(10%)	110	105	5%	233	283	(18%)	(16%)
Zoloft	341	398	(14%)	(6%)	30	49	(39%)	311	349	(11%)	(2%)
Effexor	326	342	(5%)	(4%)	128	102	25%	198	240	(18%)	(17%)
Zosyn/Tazocin	293	378	(22%)	(22%)	127	175	(27%)	166	203	(18%)	(17%)
Zithromax/Zmax	283	318	(11%)	(6%)	5	9	(44%)	278	309	(10%)	(5%)
Tygacil	271	249	9%	10%	122	115	6%	149	134	11%	13%
Relpax	263	266	(1%)	-	161	160	1%	102	106	(4%)	-
Fragmin	263	283	(7%)	(8%)	21	36	(42%)	242	247	(2%)	(3%)
Rapamune	261	259	1%	2%	152	140	9%	109	119	(8%)	(6%)
EpiPen	230	217	6%	7%	183	182	1%	47	35	34%	40%
Revatio	225	414	(46%)	(45%)	52	250	(79%)	173	164	5%	8%
Sulperazon	222	191	16%	17%	-	-	-	222	191	16%	17%
Cardura	221	254	(13%)	(8%)	3	4	(25%)	218	250	(13%)	(7%)
Inlyta	217	53	*	*	112	52	115%	105	1	*	*
Xanax XR	204	203	-	2%	36	38	(5%)	168	165	2%	3%
Xalkori	193	78	147%	151%	98	56	75%	95	22	*	*
Toviaz	174	150	16%	16%	89	82	9%	85	68	25%	26%
Aricept(b)	173	249	(31%)	(30%)	-	-	-	173	249	(31%)	(30%)
Caduet	164	191	(14%)	(9%)	16	26	(38%)	148	165	(10%)	(4%)
Inspra	164	156	5%	9%	4	4	-	160	152	5%	9%
Diflucan	164	185	(11%)	(9%)	2	4	(50%)	162	181	(10%)	(8%)
Somavert	159	143	11%	11%	38	33	15%	121	110	10%	10%
Neurontin	158	172	(8%)	(6%)	33	37	(11%)	125	135	(7%)	(5%)
Dalacin/Cleocin	149	176	(15%)	(13%)	45	72	(38%)	104	104	-	4%
Xeljanz	68	-	*	*	67	-	*	1	-	*	*
Alliance revenues(c)	2,187	2,577	(15%)	(15%)	1,901	1,908	-	286	669	(57%)	(56%)
All other biopharmaceutical products(d)	5,833	6,350	(8%)	(5%)	2,045	2,586	(21%)	3,788	3,764	1%	6%
All other established products(d)	4,278	4,360	(2%)	1%	1,378	1,484	(7%)	2,900	2,876	1%	5%
REVENUES FROM OTHER PRODUCTS:
CONSUMER HEALTHCARE	$2,399	$2,276	5%	5%	$1,111	$1,054	5%	$1,288	$1,222	5%	5%
OTHER(e)	$229	$169	36%	36%	$77	$58	33%	$152	$111	37%	39%

* Calculation not meaningful.

(a)	Total International represents Developed Europe + Developed Rest of World + Emerging Markets.
Details for these regions are located on the following page.
(b)	Represents direct sales under license agreement with Eisai Co., Ltd.
(c)	Includes Enbrel (in the U.S. and Canada), Spiriva, Rebif, Aricept and Eliquis.
(d)	All other established products is a subset of All other biopharmaceutical products.
(e)	Other represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and includes, in 2013, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2013 and 2013
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)

	2013	2012	% Change		2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$8,502	$9,433	(10%)	(11%)	$6,139	$7,383	(17%)	(7%)	$8,195	$7,939	3%	6%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$8,083	$9,026	(10%)	(12%)	$5,847	$7,088	(18%)	7%	$7,466	$7,308	2%	5%
Lyrica	1,045	955	9%	8%	497	526	(6%)	8%	355	316	12%	15%
Prevnar family	507	496	2%	-	385	459	(16%)	(7%)	627	650	(4%)	(2%)
Enbrel (Outside Canada)	1,754	1,691	4%	2%	379	451	(16%)	(4%)	636	638	-	7%
Celebrex	110	121	(9%)	(11%)	334	341	(2%)	8%	267	241	11%	11%
Lipitor	227	1,042	(78%)	(79%)	381	777	(51%)	(46%)	761	674	13%	14%
Viagra	228	267	(15%)	(15%)	113	152	(26%)	(21%)	245	257	(5%)	(4%)
Zyvox	238	224	6%	4%	101	115	(12%)	1%	157	167	(6%)	-
Norvasc	80	91	(12%)	(14%)	364	488	(25%)	(13%)	442	384	15%	14%
Sutent	293	325	(10%)	(11%)	103	128	(20%)	(11%)	235	205	15%	18%
Premarin family	7	7	-	(6%)	26	27	(4%)	1%	34	39	(13%)	(8%)
BeneFIX	186	182	2%	1%	101	98	3%	11%	34	25	36%	36%
Genotropin	197	224	(12%)	(14%)	147	166	(11%)	3%	81	79	3%	9%
Vfend	222	203	9%	8%	110	118	(7%)	7%	176	158	11%	13%
Pristiq	-	-	-	-	74	62	19%	21%	40	34	18%	24%
Chantix/Champix	88	94	(6%)	(6%)	109	132	(17%)	(12%)	36	36	-	4%
Detrol/Detrol LA	41	97	(58%)	(58%)	63	74	(15%)	(7%)	36	43	(16%)	(15%)
Xalatan/Xalacom	117	220	(47%)	(48%)	172	232	(26%)	(15%)	122	135	(10%)	(7%)
ReFacto AF/Xyntha	278	274	1%	-	52	44	18%	22%	14	23	(39%)	(36%)
Medrol	67	70	(4%)	(6%)	29	36	(19%)	(8%)	137	177	(23%)	(21%)
Zoloft	47	44	7%	5%	163	207	(21%)	(7%)	101	98	3%	6%
Effexor	70	84	(17%)	(18%)	51	80	(36%)	(36%)	77	76	1%	5%
Zosyn/Tazocin	30	37	(19%)	(21%)	10	11	(9%)	(16%)	126	155	(19%)	(17%)
Zithromax/Zmax	44	45	(2%)	(5%)	95	134	(29%)	(17%)	139	130	7%	8%
Tygacil	53	50	6%	4%	5	5	-	15%	91	79	15%	19%
Relpax	50	50	-	(2%)	38	43	(12%)	(2%)	14	13	8%	10%
Fragmin	130	135	(4%)	(5%)	65	58	12%	11%	47	54	(13%)	(13%)
Rapamune	38	39	(3%)	(5%)	13	13	-	2%	58	67	(13%)	(8%)
EpiPen	-	-	-	-	47	35	34%	40%	-	-	-	-
Revatio	112	100	12%	10%	37	40	(8%)	8%	24	24	-	1%
Sulperazon	-	-	-	-	20	27	(26%)	(9%)	202	164	23%	21%
Cardura	64	72	(11%)	(12%)	76	102	(25%)	(12%)	78	76	3%	3%
Inlyta	46	1	*	*	56	-	*	*	3	-	*	*
Xanax XR	73	65	12%	10%	26	33	(21%)	(9%)	69	67	3%	3%
Xalkori	41	11	*	*	33	9	*	*	21	2	*	*
Toviaz	61	54	13%	11%	15	7	114%	146%	9	7	29%	35%
Aricept(d)	34	93	(63%)	(64%)	116	126	(8%)	(7%)	23	30	(23%)	(21%)
Caduet	9	10	(10%)	(10%)	106	108	(2%)	7%	33	47	(30%)	(28%)
Inspra	104	96	8%	6%	42	44	(5%)	12%	14	12	17%	24%
Diflucan	37	47	(21%)	(22%)	24	30	(20%)	(9%)	101	104	(3%)	(2%)
Somavert	98	90	9%	7%	12	12	-	13%	11	8	38%	33%
Neurontin	37	45	(18%)	(18%)	28	31	(10%)	(6%)	60	59	2%	6%
Dalacin/Cleocin	23	23	-	(2%)	16	21	(24%)	(11%)	65	60	8%	11%
Xeljanz	-	-	-	-	1	-	*	*	-	-	-	-
Alliance revenues(e)	89	204	(56%)	(57%)	164	414	(60%)	(57%)	33	51	(35%)	(34%)
All other biopharmaceutical products(f)	1,108	1,048	6%	4%	1,048	1,072	(2%)	12%	1,632	1,644	(1%)	4%
All other established products(f)	795	769	3%	2%	779	786	(1%)	11%	1,326	1,321	-	3%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL	$419	$407	3%	2%	$292	$295	(1%)	-	$729	$631	16%	17%

* Calculation not meaningful.

(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.
(d)	Represents direct sales under license agreement with Eisai Co., Ltd.
(e)	Includes Enbrel (in Canada), Spiriva, Aricept and Eliquis.
(f)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of October 29, 2013. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties.  You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

●
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

●
decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

●	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
●
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

●	the success of external business-development activities;
●
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

●
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

●	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;
●	the ability to successfully market both new and existing products domestically and internationally;
●	difficulties or delays in manufacturing;
●	trade buying patterns;
●	the impact of existing and future legislation and regulatory provisions on product exclusivity;
●	trends toward managed care and healthcare cost containment;
●
the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

●
the inability of the U.S. federal government to conduct drug review and approval activities or to satisfy its financial obligations, including under Medicare, Medicaid and other publicly funded or subsidized health programs, that may result from the possible failure of the U.S. federal government in early 2014 to provide funding to avoid a partial or total shutdown of its operations and/or to suspend enforcement of or to increase the federal debt ceiling;

●
the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification or repeal of any of the provisions thereof;

●
U.S. federal or state legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

●
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

●
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

●	contingencies related to actual or alleged environmental contamination;
●	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
●	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;
●
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

●	our ability to protect our patents and other intellectual property, both domestically and internationally;
●	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
●
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

●	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;
●	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;
●
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

●	changes in U.S. generally accepted accounting principles;
●
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

●	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;
●	growth in costs and expenses;
●	changes in our product, segment and geographic mix; and
●
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of our plan to internally separate our commercial operations into three, new, global businesses effective January 1, 2014.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 and in our reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.